Exhibit 10.2
April 7, 2009
Donald G. Campbell
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701

Re:	Employment Agreement
Dear Don:
     I refer to your employment agreement with The TJX Companies, Inc. (the “Company”) dated as of June 6, 2008 (your “Employment Agreement”). In accordance with your Employment Agreement and as approved by the Executive Compensation Committee (the “ECC”), you are currently providing services to the Company on a reduced-time basis. You have today requested and received the consent of the ECC to modify your employment relationship with the Company on the following terms:
     (a) Effective April 7, 2009 (the “Separation Date”) you hereby resign from all offices and other positions, including as a member of fiduciary and other committees, with the Company, the Company’s subsidiaries, the Company’s benefit plans and trusts and The TJX Foundation, except your employment as an executive advisor to the Company pursuant to your Employment Agreement as amended and supplemented by the terms of this letter.
     (b) You will be treated for purposes of each of the Company’s employee benefit plans as having separated from the service (as defined for purposes of Section 409A of the Internal Revenue Code) of the Company effective as of the Separation Date. You will nevertheless continue as an employee of the Company following your separation from service until either you or the Company notifies the other on 30 days’ advance notice that your employment with the Company is terminated, at which point you will be deemed to have retired with the consent of the ECC.
     (c) During the term of your employment following the Separation Date (the “Limited Employment Period”), you will provide only such limited non-officer services (which in no event shall be at a level that is inconsistent with your having separated from service) as the Company may reasonably request, will be paid for those services on a per diem basis at a rate that is mutually agreed between you and the Company, and will receive no additional compensation and no fringe benefits, including upon your ultimate retirement, except as specified in Exhibit A or except as the Company and you may otherwise agree in writing.
     (d) Except as modified by the foregoing, the terms of your Employment Agreement will continue in force.

     If the foregoing is acceptable to you, please so indicate by signing the enclosed copy of this letter agreement in the space indicated below and returning the same to Greg Flores, whereupon this letter agreement shall take effect as of the date hereof as an agreement under seal.

THE TJX COMPANIES, INC.
By:	/s/ Jeffrey G. Naylor

Accepted and agreed:

/s/ Donald G. Campbell
Donald G. Campbell

EXHIBIT A to Letter Agreement dated April 7, 2009 (the “Letter Agreement”)
Benefits to be provided following Separation Date (terms to have the same meaning as in your Employment Agreement as supplemented by the Letter Agreement)
•	Per diem (cash) payment for services requested, as contemplated in the Letter Agreement.

•	SERP benefits to be paid in accordance with the SERP, treating the Separation Date as the date of the separation from service. The first of the five installments will be paid six months and one day following the Separation Date, with subsequent installments paid on the second, third, fourth and fifth anniversaries of the Separation Date. You will not accrue additional benefits under the SERP.

•	ESP and GDCP balances to be paid in accordance with those plans, treating the Separation Date as the date of the separation from service. The first of the five installments will be paid six months and one day following the Separation Date, with subsequent installments paid on the second, third, fourth and fifth anniversaries of the Separation Date. You will not be entitled to additional deferrals under these plans.

•	Qualified plan benefits (pension/401(k)) to be paid in accordance with the terms of those plans. You will not accrue additional pension benefits following the Separation Date. You may continue to defer any ongoing eligible compensation under the 401(k) plan but will be subject to the deferral limitations and rules under that plan.

•	No participation in MIP awards for FYE ‘10 or subsequent years.

•	No participation in LRPIP awards for FYE ‘10-’12 or other cycles beginning after January 31, 2009; no payouts for LRPIP award cycles ending after January 31, 2009.

•	No further awards will be made under the SIP. You have one outstanding PBRS award that will vest in April 2009 upon certification by the ECC of performance results for FYE ‘09, to the extent determined in accordance with such certified results and the terms of that award. You hold outstanding stock options for an aggregate of 708,230 shares. Vested option awards will remain exercisable and unvested options will continue to vest in accordance with the terms of the applicable award documents, in each case until ultimate retirement or earlier expiration in accordance with award terms.

•	Welfare benefits (group medical, dental, life insurance, LTD): no continued participation following Separation Date, except as required by COBRA or pursuant to existing conversion rights.